Exhibit 99
PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
CORUS BANKSHARES, INC.
PRELIMINARY BALANCE SHEETS
(Unaudited)

	September 30	December 31
(dollars in thousands, except per share data)	2009 *	2008
Assets
Cash and cash equivalents	$461	$48,188
Securities available-for-sale, at fair value (amortized cost $39,445 and $3,394)	39,388	2,839
Loans, net of unearned income	10,413	3,824
Less: Allowance for loan losses	(3,658)	—

Loans, net	6,755	3,824
Investment in Trust Preferred Securities	—	12,147
Taxes receivable	154,512	5,865
Other assets	12,067	11,439
Assets from discontinued operations	—	8,331,868

Total Assets	$213,183	$8,416,170

Liabilities and Shareholders’ (Deficit)/Equity
Liabilities:
Subordinated debentures relating to Trust Preferred Securities	$408,344	$409,414
Taxes payable to FDIC as receiver for Corus Bank	109,455	—
Other liabilities	7,187	13,750
Liabilities from discontinued operations	—	7,710,441

Total Liabilities	524,986	8,133,605
Total Shareholders’ (Deficit)/Equity	(311,803)	282,565

Total Liabilities and Shareholders’ (Deficit)/Equity	$213,183	$8,416,170

*	Preliminary

CORUS BANKSHARES, INC.
PRELIMINARY STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(dollars in thousands)	2009 *	2008	2009 *	2008
Income:
Interest, points and fees on loans	$—	$236	$36	$2,052
Investments	24	181	163	1,909
Securities gains/(losses), net	—	—	—	25,917
Other income	—	1,996	146	6,075

Total Income	24	2,413	345	35,953
Expense:
Interest expense	3,014	5,541	10,620	19,076
Provision for credit losses	3,658	5,200	6,682	18,250
Other expenses	2,418	120	6,637	649

Total Expense	9,090	10,861	23,939	37,975

Loss Before Income Taxes	(9,066)	(8,448)	(23,594)	(2,022)
Income tax expense/(benefit)	(600)	(1,548)	(5,928)	624

Loss from continuing operations	(8,466)	(6,900)	(17,666)	(2,646)

Discontinued Operations (1)
Loss from discontinued operations before income taxes	(32,858)	(160,492)	(816,578)	(187,224)
Non-cash gain from disposition of Corus Bank, N.A.	251,905	—	251,905	—
Income tax expense/(benefit)	695	(39,389)	6,431	(50,192)

Income (loss) from discontinued operations	218,352	(121,103)	(571,104)	(137,032)

Net Income (Loss)	$209,886	$(128,003)	$(588,770)	$(139,678)

*	Preliminary

(1)	The results from discontinued operations in 2009 include activity up to and including September 11, 2009.